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                                                                      Exhibit 21


                                     SUBSIDIARIES


         SUBSIDIARY                  OUTSTANDING SHARES    OWNERSHIP

1. Carter's de San Pedro, Inc.,      1,500 shares of       wholly owned by The
   a Delaware corporation            Common Stock,         William Carter
   doing business in the             without par value     Company
   Dominican Republic

2. Carter's de Barranca, S.A., a     2,000 common          wholly owned by The
   corporation organized under       shares                William Carter
   the laws of Costa Rica                                  Company

3. Carterco, S.A., a                 2,000 common          wholly owned by The
   corporation organized under       shares                William Carter
   the laws of Costa Rica                                  Company







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